Exhibit 99.1

Contacts:

Media	Investor Relations
Nina Krauss	Mark Bendza
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	mark.bendza@honeywell.com

HONEYWELL NAMES FORMER U.S. ARMY CHIEF OF STAFF
RAYMOND ODIERNO TO BOARD OF DIRECTORS

CHARLOTTE, N.C., February 28, 2020 -- Honeywell (NYSE: HON) announced today that its Board of Directors has elected retired four-star United States Army Gen. Raymond (“Ray”) T. Odierno, 65, to its Board of Directors as an independent Director.

In nearly four decades of exemplary military service, Gen. Odierno commanded units at every level of the Army. On Sept. 7, 2011, Gen. Odierno was sworn in as the 38th U.S. Army Chief of Staff, capping a military career that includes service in both the Persian Gulf and Iraq wars. Gen. Odierno is only the second Army officer since the Vietnam War to command at the Division, Corps and Army level during the same conflict.

As the Assistant to the Chairman of the Joint Chiefs of Staff, Gen. Odierno was the primary military advisor to U.S. Secretaries of State Colin Powell and Condoleezza Rice. He has been awarded four Defense Distinguished Service Medals, two Army Distinguished Service Medals, the Defense Superior Service Medal and six Legions of Merit.

"Gen. Odierno brings unparalleled leadership to the Honeywell Board of Directors, and his deep international, geopolitical, communications, technology and cybersecurity experience will help us continue to innovate to address the needs of our global customers," said Darius Adamczyk, chairman and CEO of Honeywell. "Gen. Odierno’s outstanding leadership, global vision, and ability to assess constantly changing circumstances, and develop and communicate clear strategies, will be invaluable to Honeywell in our ongoing transformation."

A native of Rockaway, N.J., Gen. Odierno graduated from the U.S. Military Academy at West Point with a Bachelor of Science degree. He obtained a Master of Science in nuclear effects engineering from North Carolina State University and a Master of Arts degree in national security and strategy from the Naval War College. He holds honorary doctorates from North Carolina State University, the Institute of World Politics and Norwich University.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.